Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ucommune International Ltd on Form S-8 of our report dated August 19, 2020 with respect to our audits of the combined and consolidated financial statements of Ucommune Group Holdings Limited as of December 31, 2018 and 2019 and for the years ended December 31, 2018 and 2019, which report appears in the prospectus of Ucommune International Ltd (File No. 333-252271).

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

March 10, 2021

www.marcumbp.com